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                                                                   EXHIBIT 5


                       [Davis Polk & Wardwell Letterhead]


                                                     January 27, 1999


Brand Scaffold Services, Inc.
15450 South Outer Highway 40, #270
Chesterfield, Missouri 63017

Ladies and Gentlemen:

         We have acted as special counsel to Brand Scaffold Services, Inc. (the "Company") in connection with the Company's shelf registration of 209,000 shares of its 14.5% Senior Exchangeable Preferred Stock due 2008, $0.01 par value per share (the "Preferred Stock") and $26,881,662 aggregate principal amount of the Company's 14.5% Junior Subordinated Exchange Debentures due 2008 (the "Debentures") issuable upon exchange of the Preferred Stock.

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

         Upon the basis of the foregoing we are of the opinion that:

         1. The Preferred Stock has been validly issued and duly authorized by the Company and is fully paid and non-assessable.

         2. The Debentures issuable upon exchange of the Preferred Stock, when issued and validly executed, authorized and delivered in exchange for the Preferred Stock, will be valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or


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Brand Scaffold Services, Inc.             2                     January 27, 1999


                  similar laws affecting creditors' rights generally and equitable principles of general applicability.

         We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and Delaware corporate law.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Preferred Stock and the Debentures.
We also consent to the reference to us under the caption "Legal Matters" in the Prospectus contained in such Registration Statement.

                                                     Very truly yours,

                                                     Davis Polk & Wardwell